Exhibit 3.22

LIMITED LIABILITY COMPANY AGREEMENT

OF

SESAME HOLDINGS, LLC

dated February 8, 2013

CONTENTS

Agreement			1
1.	Organization of the Company		1
	1.1	Name	1
	1.2	Formation	1
	1.3	Certificate of Formation	1
	1.4	Registered Agent	1
2.	Definitions; Rules of Construction		2
3.	Purpose		2
4.	Principal Office		2
5.	The Member		2
6.	Management of the Company		2
	6.1	Manager	2
	6.2	Appointment and Removal of Manager	2
	6.3	Authority of Manager; Designation of Officers	3
	6.4	Limitation on Authority of Manager	3
	6.5	Execution of Company Documents	3
7.	Capital Contributions		3
8.	Distributions; Allocations of Income and Loss		3
9.	Books and Records		3
10.	Assignments of Company Interest		4
11.	Withdrawal		4
12.	Dissolution		4
13.	Winding Up		4
	13.1	Responsibility for Winding Up	4
	13.2	Distribution of Assets upon Winding Up	4
14.	Limitation on Liability		4
15.	Indemnification		5
16.	Reliance by Third Parties		5
17.	No Corporation or Partnership Intended for Nontax Purposes		5
18.	Amendments		5
19.	Governing Law		5

LIMITED LIABILITY COMPANY AGREEMENT

OF

SESAME HOLDINGS, LLC

This Limited Liability Company Agreement of Sesame Holdings, LLC (the “Company”) is effective as of February 8, 2013 by and between the Company and Ocean Wide, Inc. (the “Member”) for the purpose of forming a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”).

Agreement

For and in consideration of the mutual covenants contained in this Agreement, the Company and the Member agree as follows:

1.	Organization of the Company

1.1	Name

The name of the Company is Sesame Holdings, LLC or such other name as the Member may from time to time hereafter designate.

1.2	Formation

The Member has formed the Company as a limited liability company under the Delaware Act.

1.3	Certificate of Formation

The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall be perpetual unless earlier terminated and dissolved pursuant to Section 12.

1.4	Registered Agent

The registered office of the Company in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company to accept service of process is The Corporation Trust Company. The registered office and registered agent of the Company may be changed by the Member from time to time by filing an amendment to the Certificate of Formation in accordance with the Delaware Act.

2.	Definitions; Rules of Construction

In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Agreement” means this Limited Liability Company Agreement as originally executed and as amended or restated from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

“Manager” means the Manager designated in Section 6.

“Member” means the Member identified in Section 5.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.	Purpose

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Manager from time to time.

4.	Principal Office

The principal office of the Company and such additional offices as the Member may establish, shall be located at such place or places inside or outside the State of Delaware as the Manager may designate from time to time.

5.	The Member

The sole Member is Ocean Wide, Inc., a Delaware corporation.

6.	Management of the Company

6.1	Manager

The initial Manager shall be Ocean Wide, Inc., a Delaware corporation.

6.2	Appointment and Removal of Manager

The Member may elect one or more persons to serve as Manager. The Member may remove any Manager at any time with or without cause.

6.3	Authority of Manager; Designation of Officers

The Manager shall have the sole and exclusive right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Manager may, from time to time, designate one or more persons to be officers of the Company. Any officer so designated shall have such authority and shall perform such duties as the Manager may, from time to time, delegate to him or her. No officer need be a Member, a Delaware resident or a United States citizen.

6.4	Limitation on Authority of Manager

The Manager shall not have the authority to perform any act in contravention of this Agreement.

6.5	Execution of Company Documents

When the taking of such action has been authorized by the Manager, any officer of the Company or any other person specifically authorized by the Manager may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Certificate of Formation, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, a certificate of cancellation canceling the Certificate of Formation.

7.	Capital Contributions

The Member shall make capital contributions at such times and in such amounts as shall be determined by the Member.

8.	Distributions; Allocations of Income and Loss

Distributions of cash or other assets of the Company to the Member shall be made at such times and in such amounts as the Member may determine. All distributions and allocations of taxable net income or net loss shall be made to the Member.

9.	Books and Records

The Manager shall maintain records and accounts of all operations and expenditures of the Company in such manner as it deems appropriate in compliance with the Delaware Act.

10.	Assignments of Company Interest

The Member’s interest in the Company shall be transferable in whole or in part without the consent of any other person, and the assignee shall be admitted as a Member and admitted to all the rights of the transferring Member upon execution of a counterpart to this Agreement and upon the books and records of the Company being updated to reflect the transfer of the transferring Member’s Company interest to the new Member.

11.	Withdrawal

The withdrawal of the Member shall result in the dissolution of the Company pursuant to Section 12.

12.	Dissolution

Subject to the provisions of Section 13, the Company shall be dissolved and its affairs wound up and terminated upon the determination of the Member to dissolve the Company.

13.	Winding Up

13.1	Responsibility for Winding Up

Upon dissolution of the Company pursuant to Section 12, the Manager may wind up the Company’s affairs; however, any competent court, upon cause shown, may wind up the Company’s affairs upon application of a legal representative or assignee of the Member, and in connection therewith may appoint a liquidating trustee.

13.2	Distribution of Assets upon Winding Up

Upon the winding up of the Company, the assets shall be distributed as follows: (a) to creditors, including the Member should it be a creditor, in satisfaction of liabilities of the Company other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member; and (b) the remainder, if any, to the Member.

14.	Limitation on Liability

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member and the Manager of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member or Manager.

15.	Indemnification

To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Member and the Manager from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Member or the Manager may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while the Member was a Member or a Manager was a Manager, as the case may be, regardless of whether the Member or the Manager continues to be a Member or the Manager of the Company at the time any such liability or expense is paid or incurred.

16.	Reliance by Third Parties

This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and the Member, either with respect to any contribution to the Company or otherwise.

17.	No Corporation or Partnership Intended for Nontax Purposes

The Member has formed the Company under the Delaware Act, and expressly denies any intent hereby to form a partnership or a corporation under the laws of the State of Delaware. For federal income tax purposes, the Member intends to treat this entity as a disregarded entity.

18.	Amendments

This Agreement may be amended only upon the written consent of the Member.

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the date first above written.

COMPANY:

SESAME HOLDINGS, LLC
By:	Ocean Wide, Inc., its Manager

/s/ Donald R. Rench
By:	Donald R. Rench
Title:	President

MEMBER:

Ocean Wide, Inc.

/s/ Donald R. Rench
By:	Donald R. Rench
Title:	President